Exhibit 10.1

EPIQ SYSTEMS, INC.

RESTRICTED STOCK AWARD AGREEMENT

2004 EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), is made as of this          day of             , 20    , by and between EPIQ SYSTEMS, INC., a Missouri corporation (the “Company”), and                                                        (“Participant”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company has adopted the Epiq Systems, Inc. 2004 Equity Inventive Plan and certain amendments thereto (the “Plan”), and the shareholders of the Company approved the Plan on June 2, 2004, and certain amendments thereto on June 7, 2006; and

WHEREAS, the Plan provides for the granting of restricted stock awards to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries in accordance with the terms and provisions of the Plan; and

WHEREAS, the Committee has designated the Participant as a participant of the Plan who is eligible for a grant of restricted stock under the Plan and desires to grant to the Participant a restricted stock award in accordance with the purposes and provisions of the Plan and the terms and conditions of this Agreement as set forth herein; and

WHEREAS, the Participant desires to accept this award of restricted stock in accordance with the provisions of the Plan and the terms and conditions of this Agreement;

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

SECTION 1.  RESTRICTED STOCK AWARD.

The Committee awards to Participant                          (                      ) shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”), subject to the terms, conditions and restrictions set forth in this Agreement and the Plan (the “Restricted Stock”).

SECTION 2.  RESTRICTIONS, NONTRANSFERABILITY.

                The Restricted Stock, and all rights and privileges hereunder, are restricted, nonassignable and nontransferable by the Participant, either voluntarily or by operation of law except (i) by will, (ii) by operation of the laws of descent and distribution, or (iii) to a Participant’s Family Member (as defined under the Plan) by gift or a qualified domestic relations order, and shall not be pledged or hypothecated in any way, until the restrictions are removed or expire as described in Section 4.  Any attempt to sell, assign, margin, transfer, encumber, convey, give, alienate, hypothecate, pledge or otherwise dispose of the shares of Restricted Stock while restricted will be void and ineffective and will give no right to any purported transferee, and may, at the discretion of the Committee, result in forfeiture of those shares of Restricted Stock.

SECTION 3.  OTHER CONDITIONS.

(a)           Par Value.  Participant agrees to pay the Company the aggregate par value of the Shares of Restricted Stock granted pursuant to this Agreement within ten days of the date of grant.

(b)           Termination of Employment.  At such time as Participant ceases to be, or in the event Participant does not become, a director, officer or employee of, or otherwise perform services for, the Company or Subsidiaries for any reason, other than due to Participant’s death or Disability, all Unvested Shares will be immediately forfeited to the Company and Participant will have no rights therein.  If Participant’s employment or other service to the Company is terminated due to Participant’s death or Disability, all of Participant’s Unvested Shares will immediately become Vested Shares.

(c)           Change in Control.  Immediately prior to a Change in Control, all restrictions on the Unvested Shares will lapse and thereafter the remaining Unvested Shares will vest, free of all restrictions.

SECTION 4.  VESTING.

Throughout the time Participant remains continuously employed by the Company or a Subsidiary, or continues to serve as a director of or provide other services to the Company, shares of Restricted Stock awarded under this Agreement will vest (“Vested Shares”) in accordance with the following table:

Date of Vesting	Number of Vested Shares
, 20	Vested Shares
, 20	additional Vested Shares
, 20	additional Vested Shares
, 20	additional Vested Shares

The shares of Restricted Stock that have not vested (“Unvested Shares”) will remain subject to forfeiture in accordance with Sections 2 and 3 hereof.

SECTION 5.  ISSUANCE OF SHARES.

(a)           Unvested Shares.  The Company will cause the Restricted Stock to be issued in the name of Participant by book-entry registration with the Company’s stock transfer agent.  The shares of Restricted Stock will be restricted from transfer and may be subject to an appropriate stop-transfer order.  Participant agrees, upon the request of the Company, to execute in blank and to deliver to the Company any related documents as may be deemed advisable by the Company in order to carry out effectively the provisions of this Agreement, and, by execution of this Agreement, Participant designates the Secretary of the Company as his or her attorney in fact, with full power and authority to execute on Participant’s behalf any of the foregoing documents.

(b)           Vested Shares.  After any shares of Restricted Stock vest pursuant to Section 4, and subject to the withholding of shares for applicable taxes pursuant to Section 9 hereof, the Company will promptly cause the Vested Shares to be issued in the name of Participant, either by book-entry registration or issuance of a stock certificate or certificates evidencing the whole

Vested Shares (less any Vested Shares withheld to pay withholding taxes) and will cause any certificate or certificates to be delivered to Participant or Participant’s designee, free of any restrictive legend or stop-transfer order.  The Company will pay to Participant the value of any fractional Vested Shares in cash at the time the certificates are delivered to Participant.

SECTION 6.  RIGHTS AS A STOCKHOLDER.

Participant is entitled to all the rights of absolute ownership of the Restricted Stock, including the right to vote those shares of Restricted Stock and to receive dividends thereon if, as, and when declared by the Board of Directors of the Company, subject, however, to the terms, conditions and restrictions described in the Plan and this Agreement.  If any dividends or other distributions with respect to the Restricted Stock are paid in Common Stock or other securities of the Company, that Common Stock or other securities will be subject to the same restrictions specified in Sections 2, 3 and 4 as the shares of Restricted Stock with respect to which they are paid.

SECTION 7.  CHANGES IN CAPITAL STRUCTURE.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Restricted Stock granted hereunder shall be subject to adjustment by the Committee as set forth in Section 15 of the Plan.

SECTION 8.  CONTINUATION OF EMPLOYMENT.

Nothing herein shall confer upon Participant any right to continued employment as a director, officer or employee of or in the performance of services for the Company, or interfere with the right of the Company or a Subsidiary to terminate such employment or performance of services at any time.

SECTION 9.  TAX TREATMENT AND WITHHOLDING TAXES.

Participant acknowledges and agrees that the Company will withhold Vested Shares otherwise deliverable to Participant under this Agreement in order to pay for any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock or this Award.  The fair market value of the Vested Shares to be withheld by the Company will be the Fair Market Value (as defined in the Plan) as of the date the amount of tax to be withheld is determined.  In addition, Participant acknowledges and agrees that the Company has the right, to the maximum extent permitted by law, to deduct from any payment of any kind (including salary or bonus), other payments or awards otherwise due to Participant, any taxes described in the previous sentence required by law to be withheld by the Company with respect to the Restricted Stock or this Award.  Finally, Participant acknowledges that he or she is aware that any taxes referred to in this Section 9 may be due upon the vesting of all or a portion of the Restricted Stock.

The foregoing is not intended as tax advice by the Company to Participant.  The Participant should consult his or her own tax advisor.

SECTION 10.  GOVERNMENT REGULATIONS, REGISTRATION AND LISTING OF STOCK.

This Agreement, this Award and the Company’s obligation to deliver Common Stock evidencing the Restricted Stock under this Agreement will be subject to all applicable federal, state and local laws, rules and regulations and to such approvals which may be required by regulatory or governmental agencies.  Participant represents and covenants that if in the future Participant decides to offer or dispose of any of the Restricted Stock subject to this Agreement or interest therein, Participant will do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and all the applicable state securities laws.

SECTION 11.  GOVERNING LAW.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed exclusively in the State of Delaware.  The headings in this Agreement are solely for convenience of reference and will not affect its meaning or interpretation.

SECTION 12.  CONSTRUCTION; DEFINED TERMS.

This Agreement, together with the Plan, contains a complete statement of all the arrangements between the Company and Participant with respect to its subject matter.  If any part of this Agreement is found to be void or unenforceable, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void or unenforceable parts were deleted.  Capitalized terms not defined herein have the meanings assigned to them in the Plan.

SECTION 13.  BINDING EFFECT.

This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns.

SECTION 14.  THE PLAN.

This Award is subject to, and the Company and the Participant agree to be bound by, all of the terms and conditions of the Plan as the same shall be amended from time to time in accordance with the terms thereof, but, unless otherwise provided by the Plan, no such amendment shall adversely affect the Participant’s rights under this Award, without his or her consent.  Pursuant to the Plan, the Board or the Committee, as the case may be, has final authority to construe and interpret the provisions of the Plan and this Agreement.  A copy of the Plan in its present form is available for inspection by the Participant during business hours at the principal office of the Company.

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IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be executed by its duly authorized officer, and Participant has executed this Agreement, all as of the day and year first above written.

EPIQ SYSTEMS, INC.

By:

Printed Name:

Title:

PARTICIPANT:

Printed Name:

Address: